EXHIBIT 99
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Cautionary statement regarding forward looking statements made by the Company, intended to have the benefit of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

The Company is hereby filing a cautionary statement identifying important factors that could cause the Company's actual results to differ materially from those projected in forward looking statements made by or on behalf of the Company. There are several communications made by or on behalf of the Company (including the Company's Annual Report to Stockholders and Form 10-K) which contain statements relating to goals, plans and projections regarding its financial position, results of operations, market position and product development, among other things, which are based on current expectations that involve inherit risks and uncertainties including factors that would delay, divert or change one of them in the next several years.

These important factors include --

New government laws and regulations, such as (i) health care initiatives,
(ii) changes in the FDA and foreign regulatory approval processes which may cause delays in approving new products, and (iii) tax changes such as the phasing out or elimination of tax benefits heretofore available in the United States and certain foreign countries.

Difficulties in developing new products; new products developed by competitors which have lower prices or superior performance features or which are otherwise competitive with the Company's current products; and generic competition as the Company's products go off patent, as well as possible problems with licensors.

Legal difficulties including negative results relating to patents; adverse decisions in litigation including the breast implant cases and other product liability cases; the inability to obtain adequate insurance with respect to this type of liability; and recalls of pharmaceutical products or forced closings of manufacturing plants.

Increasing pricing pressures worldwide from managed care buyers and institutional and governmental purchasers; the impact of Year 2000 problems; and changes of business and economic conditions including, but not limited to, changes in interest rates and fluctuation of foreign currency exchange rates.

No assurance can be given that any goal or plan set forth in forward looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The Company undertakes no obligation to release publicly any revisions to forward looking statements as a result of future events or developments.


                                E-99-1